Exhibit 99

Gorman-Rupp Reports Fourth Quarter Financial Results and Record Full-Year 2018 Earnings

MANSFIELD, Ohio--(BUSINESS WIRE)--February 8, 2019--The Gorman-Rupp Company (NYSE: GRC) reports financial results for the fourth quarter and year ended December 31, 2018.

Fourth Quarter 2018 Highlights

  Fourth quarter earnings per share were $0.36 compared to $0.31 per share for the fourth quarter of 2017
  - Fourth quarter of 2018 included a special cash bonus paid to all employees in connection with the U.S. Tax Cuts and Jobs Act of $0.04 per share and an unfavorable LIFO impact of $0.03 per share
  - Lower effective income tax rate in the fourth quarter of 2018 due primarily to the U.S. Tax Cuts and Jobs Act
  Net sales increased 8.5% or $8.1 million
  A special cash dividend of $2.00 per share was paid to shareholders on December 10, 2018

Net sales for the fourth quarter of 2018 were $103.0 million compared to $94.9 million for the fourth quarter of 2017, an increase of 8.5% or $8.1 million. Domestic sales increased 17.1% or $10.3 million while international sales decreased 6.4% or $2.2 million compared to the same period in 2017.

Sales in our water markets increased 8.0% or $5.3 million in the fourth quarter of 2018 compared to the fourth quarter of 2017. Sales in the municipal market increased $4.9 million driven primarily by infrastructure needs domestically. In addition, sales of repair parts increased $1.3 million and sales in the construction market increased $1.0 million. These increases were partially offset by decreased sales in the fire protection market of $1.4 million and in the agriculture market of $0.5 million.

Sales increased 9.6% or $2.8 million in our non-water markets during the fourth quarter of 2018 compared to the fourth quarter of 2017. Sales in the petroleum and industrial markets increased a combined $3.1 million due principally to increased capital spending related to oil and gas drilling activity. These increases were partially offset by decreased sales in the OEM market of $0.3 million.

International sales were $32.4 million in the fourth quarter of 2018 compared to $34.6 million in the same period last year and represented 31.5% and 36.5% of total sales for the Company, respectively. International sales decreased most notably in the fire protection and construction markets, primarily driven by timing of shipments.

Gross profit was $26.5 million for the fourth quarter of 2018, resulting in gross margin of 25.7%, compared to gross profit of $25.3 million and gross margin of 26.6% for the same period in 2017. Gross margin decreased 90 basis points primarily driven by an unfavorable LIFO impact of 80 basis points. Material cost increases due to inflation and tariffs were offset by lower labor and overhead costs as a percent of sales due to leverage from increased sales volume and lower healthcare expense.

Selling, general and administrative (“SG&A”) expenses were $15.8 million and 15.4% of net sales for the fourth quarter of 2018 compared to $13.7 million and 14.4% of net sales for the same period in 2017. The fourth quarter of 2018 included a special cash bonus paid to all employees in connection with the U.S. Tax Cuts and Jobs Act (“Tax Act”) of $1.3 million or 130 basis points. Excluding this special cash bonus, SG&A expenses as a percentage of sales improved 30 basis points primarily as a result of leverage from increased sales volume.

Operating income was $10.7 million, resulting in operating margin of 10.4% for the fourth quarter of 2018, compared to operating income of $11.6 million and operating margin of 12.2% for the same period in 2017. The fourth quarter of 2018 included a special cash bonus paid to all employees of $1.3 million or 130 basis points. Excluding the special cash bonus, operating margin decreased 50 basis points due principally to material cost inflation and a related unfavorable LIFO impact, partially offset by leverage from increased sales volume.

The Company’s effective tax rate decreased to 16.9% for the fourth quarter of 2018 from 35.4% for the fourth quarter of 2017, due primarily to the impact of the Tax Act enacted in December 2017.

Net income was $9.5 million for the fourth quarter of 2018 compared to $7.9 million in the fourth quarter of 2017, and earnings per share were $0.36 and $0.31 for the respective periods. Earnings per share for the fourth quarter of 2018 included a special cash bonus paid to all employees of $0.04 per share and an unfavorable LIFO impact of $0.03 per share.

Net sales for 2018 were $414.3 million compared to $379.4 million for 2017, an increase of 9.2% or $34.9 million. Domestic sales increased 12.4% or $30.0 million and international sales increased 3.5% or $4.9 million compared to 2017.

Sales in our water markets increased 9.9% or $25.9 million in 2018 compared to 2017. Sales in the municipal market increased $8.1 million and sales in the fire protection market increased $7.0 million, which were both driven by domestic sales related to infrastructure needs and improved economic conditions. Sales in the construction market increased $6.2 million due primarily to increased oil and gas drilling activity and sales of repair parts increased $4.2 million driven by favorable economic conditions. In addition, sales in the agriculture market increased $0.4 million.

Sales increased 7.6% or $9.0 million in our non-water markets during 2018 compared to 2017. Sales in the industrial and petroleum markets increased a combined $9.8 million due principally to increased capital spending related to oil and gas drilling activity. These increases were partially offset by decreased sales in the OEM market of $0.8 million.

International sales were $142.5 million in 2018 compared to $137.6 million in 2017 and represented 34.4% and 36.3% of total sales for the Company in each of the two years, respectively. International sales increased in all markets except the OEM and agriculture markets.

Gross profit was $109.9 million for 2018, resulting in gross margin of 26.5%, compared to gross profit of $101.2 million and gross margin of 26.7% for 2017. Gross margin decreased 20 basis points largely driven by an unfavorable LIFO impact of 70 basis points, partially offset by lower healthcare expense.

SG&A expenses were $59.3 million and 14.3% of net sales for 2018 compared to $55.5 million and 14.6% of net sales for 2017. In 2018, a special cash bonus paid to all employees impacted SG&A expenses by $1.3 million or 30 basis points. Excluding this special cash bonus, SG&A expenses as a percentage of sales improved 60 basis points as a result of leverage from increased sales volume.

Operating income was $50.6 million, resulting in operating margin of 12.2% for 2018, compared to operating income of $41.6 million and operating margin of 11.0% for 2017. In 2018, a special cash bonus paid to all employees impacted operating income by $1.3 million or 30 basis points. Included in 2017 operating income were non-cash impairment charges of $4.1 million or 100 basis points. Excluding these items, operating margin improved 50 basis points due principally to leverage from increased sales volume and lower healthcare expense, partially offset by an unfavorable LIFO impact.

The Company’s effective tax rate decreased to 20.5% for 2018 from 32.6% for 2017, due primarily to the impact of the Tax Act enacted in December 2017. The effective tax rate for 2018 also benefited by 120 basis points from pension plan contributions eligible for tax deduction at the 35.0% federal corporate tax rate for 2017 rather than the 21.0% rate for 2018. The Company’s current estimate of its full year 2019 effective income tax rate is between 22% and 24%.

Net income was a record $40.0 million for 2018 compared to $26.6 million in 2017, and earnings per share were a record $1.53 for 2018 compared to $1.02 in 2017. In 2018 earnings were reduced by an unfavorable LIFO impact of $0.12 per share, non-cash pension settlement charges of $0.08 per share and a special cash bonus paid to all employees of $0.04 per share. In 2017 earnings were reduced by an unfavorable LIFO impact of $0.03 per share, non-cash pension settlement charges of $0.10 per share and non-cash impairment charges of $0.10 per share.

The Company’s backlog of orders was $113.7 million at December 31, 2018 and essentially unchanged compared to $114.0 million at December 31, 2017. Incoming orders increased 5.7% in 2018 compared to 2017 and included increases in almost all the markets the Company serves, most notably in the municipal, construction, petroleum and industrial markets.

Capital expenditures for 2018 were $10.9 million and consisted primarily of machinery and equipment. Capital expenditures for 2019 are presently planned to be in the range of $15-$20 million and are expected to be financed through internally-generated funds.

Jeffrey S. Gorman, President and CEO commented, “During the fourth quarter, we were pleased to make two special payouts from our strong cash position. All shareholders of the Company received a special dividend of $2.00 per share. In addition, each employee of the Company received a cash bonus of $1,000. Both of these one-time distributions were made possible in part due to the lower U.S. corporate tax rate and our strong cash flow. Ample liquidity remains in place for operations and possible acquisitions.

“We completed 2018 with most of the major markets we serve continuing on a positive track. We have implemented pricing actions that we expect to offset margin pressure from material cost inflation and tariffs, and will closely monitor material costs and pricing going forward. We are optimistic that our diverse products and markets and our commitment to quality and customer service will allow us to drive positive growth over the longer-term.”

About The Gorman-Rupp Company

Founded in 1933, The Gorman-Rupp Company is a leading designer, manufacturer and international marketer of pumps and pump systems for use in diverse water, wastewater, construction, dewatering, industrial, petroleum, original equipment, agriculture, fire protection, heating, ventilating and air conditioning (HVAC), military and other liquid-handling applications.

Safe Harbor Statement

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, The Gorman-Rupp Company provides the following cautionary statement: This news release contains various forward-looking statements based on assumptions concerning The Gorman-Rupp Company’s operations, future results and prospects. These forward-looking statements are based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Such factors include, but are not limited to: (1) continuation of the current and projected future business environment; (2) highly competitive markets; (3) availability and costs of raw materials; (4) loss of key management; (5) cyber security threats; (6) acquisition performance and integration; (7) compliance with, and costs related to, a variety of import and export laws and regulations; (8) environmental compliance costs and liabilities; (9) exposure to fluctuations in foreign currency exchange rates; (10) conditions in foreign countries in which The Gorman-Rupp Company conducts business; (11) changes in our tax rates and exposure to additional income tax liabilities; (12) impairment in the value of intangible assets, including goodwill; (13) defined benefit pension plan settlement expense; (14) family ownership of common equity; and (15) risks described from time to time in our reports filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

For additional information, contact James C. Kerr, Chief Financial Officer, Telephone (419) 755-1548.

The Gorman-Rupp Company
Condensed Consolidated Statements of Income (Unaudited)
(thousands of dollars, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017

Net sales	$103,010	$94,938	$414,334	$379,389
Cost of products sold	76,487	69,685	304,413	278,181

Gross profit	26,523	25,253	109,921	101,208

Selling, general and administrative expenses	15,847	13,674	59,282	55,474

Impairment of goodwill and other intangible assets	-	-	-	4,098

Operating income	10,676	11,579	50,639	41,636

Other income (expense), net	746	715	(323)	(2,258)

Income before income taxes	11,422	12,294	50,316	39,378
Income taxes	1,934	4,354	10,337	12,823

Net income	$9,488	$7,940	$39,979	$26,555

Earnings per share	$0.36	$0.31	$1.53	$1.02

The Gorman-Rupp Company
Condensed Consolidated Balance Sheets (Unaudited)
(thousands of dollars)

	December 31,	December 31,
	2018	2017
Assets
Cash and cash equivalents	$46,458	$79,680
Accounts receivable, net	67,714	67,369
Inventories, net	87,387	74,967
Prepaid and other	7,127	5,918

Total current assets	208,686	227,934

Property, plant and equipment, net	113,493	117,071

Other assets	5,101	7,779

Prepaid pension benefits	4,817	4,313

Goodwill and other intangible assets, net	36,185	37,918

Total assets	$368,282	$395,015

Liabilities and shareholders' equity
Accounts payable	$16,678	$15,798
Accrued liabilities and expenses	31,787	29,898

Total current liabilities	48,465	45,696

Postretirement benefits	21,853	15,737

Other long-term liabilities	4,832	8,087

Total liabilities	75,150	69,520

Shareholders' equity	293,132	325,495

Total liabilities and shareholders' equity	$368,282	$395,015

Shares outstanding	26,117,045	26,106,623

CONTACT:
Brigette A. Burnell
Corporate Secretary
The Gorman-Rupp Company
Telephone (419) 755-1246
NYSE: GRC